Exhibit 99.1

S&G COMPANY, LTD. ANNOUNCES AGREEMENT TO ACQUIRE PEAK INTERNATIONAL LIMITED

Bucheon, KOREA and Hong Kong – March 27, 2008 – S&G Company, Ltd., a leading supplier of plastic extrusion and thermoform molded products for the semiconductor industry, and Peak International Limited (Nasdaq: PEAK), a leading supplier of precision-engineered packaging products, jointly announced today that they have signed a definitive agreement for S&G to acquire Peak, in an all cash transaction valued at approximately $24.8 million.

Under the terms of the amalgamation agreement, all of the outstanding shares of Peak will be acquired by S&G and Peak stockholders will receive $2.00 per share in cash for each Peak share.

The amalgamation agreement has been approved by the Boards of Directors of each company and the transaction is expected to close in the second quarter of 2008, subject to the approval by the Peak stockholders and other customary closing conditions.

Peak will augment S&G’s existing product portfolio and enhance S&G’s reach in precision engineered plastics markets.

“We are very pleased to have Peak become part of the S&G team. Peak’s management has built a strong portfolio of products. We believe that combining Peak’s businesses with those of S&G offers significant synergies as well as additional scale to S&G. Together we believe we will be able to capitalize on the combination and offer customers the best in class elements from each business and utilize them through the rest of our businesses,” said Mr. Sungyuk Won, President of S&G.

“We are pleased to become part of S&G, a premier company in the semiconductor industry. S&G has demonstrated technology leadership and growth in its core businesses,” said Mr. Dean Personne, President and Chief Executive Officer of Peak. Houlihan Lokey served as financial advisor to Peak on the transaction.

About Peak International Limited

Peak International Limited (http://www.peakinternational.com) is a leading supplier of precision-engineered packaging products for storage, transportation and automated handling of disk drive components, semiconductor devices, wafer fab products as well as precision medical products. There are approximately 1,400 people who work directly or indirectly for Peak worldwide and its headquarters are in Hong Kong with major manufacturing operations in Shenzhen, the PRC, which is operated pursuant to a processing agreement with an unaffiliated party. Peak operates warehouses throughout the world and offers JIT services to some of the world’s largest disk drive and other companies.

About S&G Company

S&G Company is a leading supplier of plastic extrusion and thermoform molded products for the semiconductor industry. S&G’s global reach originated through design & supply of innovative plastic solutions to clothing industries in the United States, Japan, Europe and Southeast Asia. Since then, S&G has leveraged its quality-manufacturing expertise to meet semiconductor firms’ demand for reliable IC shipping products. S&G now boasts industry leading design & tooling capability as well as global warehousing & technical support. S&G and Daewon Semiconductor Packaging Industrial Co., Ltd. are under common control.

Additional Information about the Proposed Transaction and Where to Find It

In connection with the proposed transaction, Peak will file a proxy statement with the Securities and Exchange Commission. You should read this document when it becomes available because it will contain important information about the transaction. You can obtain the proxy statement and other documents that will be filed with the Securities and Exchange Commission for free when they are available on the Securities and Exchange Commission’s web site at http://www.sec.gov. Also, if you call us at the phone number below, we will send you the proxy statement for free when it is available.

Peak and its executive officers and directors may be deemed to be participants in the solicitation of proxies from the stockholders of Peak in connection with the proposed transaction. Information about Peak’s executive officers and directors and their ownership of common stock of Peak is set forth in Peak’s Form 10-K for the fiscal year ended March 31, 2007), the proxy statement for Peak’s 2007 Annual Meeting of Stockholders, which was filed with the SEC on July 30, 2007, and the Form 8-K which was filed with the SEC on October 30, 2007. Investors and security holders may obtain additional information regarding the direct and indirect interests of Peak and its executive officers and directors in the proposed transaction by reading the proxy statement regarding the proposed transaction when it becomes available.

Forward-Looking Statements

Statements in this press release regarding the proposed transaction between S&G and Peak, the expected timetable for completing the transaction, future financial and operating results, benefits and synergies of the transaction, future opportunities for the combined company, potential acquisitions, strategic alliances and intellectual property, and any other statements about S&G and Peak managements’ future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities

Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: the inability to consummate the transaction; the inability to obtain all necessary regulatory and shareholder approvals; the inability of S&G to successfully integrate Peak’s operations and employees; the inability to realize anticipated synergies and cost savings; and any other factors that may affect performance. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. S&G and Peak disclaim any obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements contained herein to reflect future results, events or developments.

Contacts

John Supan

CFO

Peak International Limited, Hong Kong

+852-3193-6000